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                                                           Exhibit 11.1


                              Osiris Therapeutics, Inc.
                     Computation of Pro Forma Earnings per Share
                                     (Unaudited)

                                 Year ended          Three months ended
                                 December 31,              March 31,
                                     1996                     1997
                                 ------------        ------------------

Net loss                         ($8,212,354)             ($2,119,274)
                                 ------------             ------------
                                 ------------             ------------

Weighted average common
shares outstanding                 4,298,305                4,302,866

Weighted average effect of
convertible preferred
stock                              7,682,300                8,240,262

Common shares issued within one
year of initial filing               600,688                  600,688

Common share equivalents issued
within one year of filing            471,775                  471,775
                                 -----------              -----------

                                  13,053,068               13,615,591
                                 -----------              -----------
                                 -----------              -----------

Pro forma net loss per common
share and common
share equivalents                     ($0.63)                  ($0.16)
                                 -----------              -----------
                                 -----------              -----------



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